EX‑35.3

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

Wells Fargo Commercial Mortgage Securities, Inc.

c/o Wells Fargo Securities, LLC

375 Park Avenue 2nd floor

J0127-023

New York, New York 10152-023

RE: Annual Statement of Compliance for WFRBS Commercial Mortgage Trust 2013- UBS1, Commercial  Mortgage Pass- Through  Certificates, Series 2013-UBS1

Per the Pooling and Servicing Agreement dated as of December 1, 2013 ( the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2014 (the "Reporting   Period" ) :

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

February 26, 2015

/s/  Brian Smith

BRIAN SMITH

Vice President

Wells Fargo Bank, N.A.